EXHIBIT 99.1

Amended and Restated Section 2(n) of Amended and Restated EMCORE Corporation 2000 Stock Option Plan

(n) “Fair Market Value” - of a share of Stock as of a given date shall be: (i) if the Stock is listed or admitted to trading on an established stock exchange (including, for this purpose, The Nasdaq Global Market that comprises part of The Nasdaq Stock Market), the closing sale price for a share of Stock on the composite tape or in Nasdaq Global Market trading as reported in The Wall Street Journal (or, if not so reported, such other nationally recognized reporting source as the Committee shall select) for such date, or, if no such price is reported for such date, the most recent day for which such price is available shall be used; (ii) if the Stock is not then listed or admitted to trading on such a stock exchange, the closing sale price for a share of Stock on such date as reported by The Nasdaq Capital Market or, if not so reported, by the OTC Bulletin Board (or any successor or similar quotation system regularly reporting the market value of the Stock in the over-the-counter market), or, if no such price is reported for such date, the most recent day for which such price is available shall be used; or (iii) in the event neither of the valuation methods provided for in clauses (i) and (ii) above is practicable, the fair market value of a share of Stock determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of the given date; provided, however, that for purposes of paragraphs (a) and (b) of Section 6, such fair market value shall be determined subject to Section 422(c)(7) of the Code.